                                                       Exhibit 99

A.T. C R O S S Co.	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

•	2011 diluted EPS increased 33% to $0.64 vs. $0.48 during 2010
•	2011 net sales increased 10% to $175 million vs. $158 million during 2010
•	4Q2011 diluted EPS of $0.15 vs. $0.14 in 4Q2010
•	4Q2011 net sales decreased 2% to $43 million vs. $44 million during 2010
•	2012 diluted EPS guidance $0.70 to $0.75
•	Board approves 700,000 share increase to existing repurchase plan

Lincoln, RI – February 22, 2012 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the fourth quarter and full year ended December 31, 2011.
David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “Our goal is, on an annual basis, to consistently grow our top and bottom line at a double digit rate.  In 2011, we accomplished that goal.  Led by 20% growth of our optical group, 2011 sales and net income were the highest they have been in more than a decade.  Revenue climbed 10% and net income increased by 34%.  The fact that profit increased at more than three times the pace of our top line was indicative of the greater contribution from our Cross Optical Group, as well as the operating leverage in our Accessory business.  The investment we made in our Cross Optical Group proved productive, as we expanded both the Costa and Native brands into new doors and geographies, launched the Costa prescription sunglass program and introduced several new Native products including ski goggles.  Our confidence in the Optical Group’s business model and growth prospects remains very high.”
Mr. Whalen continued, “The Cross Accessory Division grew 5% during 2011, with a 10% increase through the first nine months and a 7% decline during the fourth quarter.  The seven quarter post-recession recovery in the Division’s sales reversed trend during the fourth quarter, primarily because the economic uncertainty in Europe resulted in a significant slowdown of our business in that region.  We expect flat year over year comparisons for our Accessory business during 2012 but are confident that our long term strategies will restore growth to the business in the following years.

Finally, I am very pleased that the Board of Directors has authorized an increase to our share repurchase plan.  The increased authorization signifies our ongoing commitment to enhance shareholder value, and underscores our confidence in the strength of our people, our brands and our strategies to continue to drive growth in the business.”
Fourth Quarter 2011 Results
Net sales for the fourth quarter of 2011 decreased by 1.7% to $43.3 million compared to $44.0 million in the fourth quarter of 2010.  The Cross Optical Group (COG) reported fourth quarter sales of $12.8 million, a 12.0% increase compared to last year.  The Cross Accessory Division (CAD) recorded sales of $30.5 million, a decrease of 6.6%, compared to last year.

Gross margin in the quarter was 53.0%, 190 basis points lower than last year’s fourth quarter.

Operating expenses were $0.8 million lower, or 3.7%, at $20.9 million as compared to $21.7 million last year.  As a percentage of sales, operating expenses improved by 100 basis points to 48.2% of sales.

Net income for the fourth quarter was $1.9 million, or $0.15 per diluted share, compared to $1.8 million, or $0.14 per diluted share, last year.

2011 Results

Consolidated sales for the full year 2011 increased by 10.3% to $174.6 million compared to $158.3 million in 2010.  CAD recorded sales of $102.1 million or 4.5% higher compared to last year.  COG sales grew 19.8% to $72.5 million from $60.5 million in 2010.

Gross margin for the year was 55.6%, flat in comparison with last year’s gross margin of 55.7%

Operating expenses increased by $5.8 million, or 7.4%, to $85.0 million as compared to $79.2 million last year.  As a percentage of sales, operating expenses improved by 130 basis points to 48.7% of sales.

Net income for 2011 increased 33.9% to $8.3 million, or $0.64 per diluted share, compared to $6.2 million, or $0.48 per diluted share, last year.

In 2011, the Company changed the method of accounting for its CAD division’s inventory so that all of the Company’s inventory is accounted for under the FIFO method of accounting. All prior period financial statements have been presented on a comparable basis.

Stock Repurchase

The Company repurchased 157,817 Class A shares during 2011 at an average price of $10.26 per share, and has 270,250 shares remaining under its 2008 share repurchase authorization.  Since December 2009, the Company has repurchased approximately 20% of its outstanding common stock at an average price of $4.13 per share.  Today, the A.T. Cross Board of Directors authorized a 700,000 share increase to the 2008 program, bringing the total shares remaining to be repurchased to 970,250.

Guidance

The Company reiterated its previously announced 2012 earnings guidance of between $0.70 to $0.75 per diluted share.

Conference Call

The Company’s management will host a conference call today, February 22, 2012 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide.  For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued success of the Optical Group’s business model,  the impact of the Accessory Division’s long term growth strategies, and the overall continued results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers’ willingness to engage in Costa’s prescription sunglass  program, consumers’ willingness to continue to participate in the writing instrument category,  the potential effect of, in particular, international economic issues on consumer confidence, as well as consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of February 22, 2012.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.
(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$43,278	$44,035	$174,637	$158,312
Cost of goods sold	20,326	19,866	77,613	70,090
Gross Profit	22,952	24,169	97,024	88,222

Selling, general and administrative expenses	18,382	18,764	74,451	68,817
Service and distribution costs	1,810	2,158	7,830	7,524
Research and development expenses	673	744	2,697	2,811
Operating Income	2,087	2,503	12,046	9,070
Interest and other income (expense)	113	(367)	(897)	(1,220)
Income Before Income Taxes	2,200	2,136	11,149	7,850
Income tax provision	259	369	2,839	1,642
Net Income	$1,941	$1,767	$8,310	$6,208

Net Income per Share:
Basic	$ 0.16	$ 0.15	$ 0.68	$ 0.49
Diluted	$ 0.15	$ 0.14	$ 0.64	$ 0.48

Weighted Average Shares Outstanding:
Basic	12,229	11,957	12,195	12,686
Diluted	13,026	12,602	13,005	13,065

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Segment Data: Cross Accessory Division
Net Sales	$30,450	$32,585	$102,131	$97,776
Operating Income	1,267	1,886	1,205	817

Segment Data: Cross Optical Group
Net Sales	$12,828	$11,450	$72,506	$60,536
Operating Income	820	617	10,841	8,253

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2011	January 1, 2011
Assets
Cash and cash equivalents	$25,991	$16,650
Short-term investments	0	2,514
Accounts receivable	29,110	29,562
Inventories	36,482	34,548
Deferred income taxes	5,656	4,456
Other current assets	6,504	4,883
Total Current Assets	103,743	92,613

Property, plant and equipment, net	13,706	15,082
Goodwill	15,279	15,279
Intangibles and other assets	11,572	12,428
Deferred income taxes	11,115	11,318

Total Assets	$155,415	$146,720

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$26,614	$27,375
Retirement plan obligations	2,508	2,437
Income taxes payable	712	2,006
Total Current Liabilities	29,834	31,818

Long-term debt	21,221	19,221
Retirement plan obligations	22,636	16,274
Deferred gain on sale of real estate	2,216	2,737
Other long-term liabilities	464	687
Accrued warranty costs	1,391	1,424
Shareholders' equity	77,653	74,559

Total Liabilities and Shareholders' Equity	$155,415	$146,720

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com